UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 1, 2007
WOLVERINE TUBE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12164	63-0970812
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

200 Clinton Avenue West, Suite 1000
Huntsville, Alabama	35801
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (256) 353-1310
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 1, 2007, Wolverine Tube, Inc. (the “Company”) entered into a letter agreement (the “Letter Agreement”) with Garry K. Johnson, Senior Vice President of Sales, regarding certain incentives to be provided to Mr. Johnson in exchange for his commitment to remain employed by the Company in his current capacity, as follows:
     Change-in-Control Payment. The Company agreed to pay Mr. Johnson a lump sum payment of $125,000 on March 1, 2007 in exchange for Mr. Johnson’s agreement to delay any right to receive certain change in control benefits (the “Change-in-Control Benefits”) under the 2002 Change in Control, Severance and Non-Competition Agreement, dated July 12, 2002, between Mr. Johnson and the Company (the “Change-in-Control Agreement”) relating to the change in control of the Company that occurred on February 16, 2007, until such right expires. The Letter Agreement provides that Mr. Johnson will be obligated to immediately return the $125,000 payment to the Company, with interest, if Mr. Johnson terminates his employment within two years from February 16, 2007 and seeks the Change-in-Control Benefits, or if Mr. Johnson otherwise exercises his rights under the Change-in-Control Agreement.
     Stay-on-Bonus. The Company agreed to pay Mr. Johnson an additional lump sum payment of $50,000 on March 1, 2007 in exchange for Mr. Johnson’s agreement to remain as an employee of the Company for one year from the date of the Letter Agreement. If Mr. Johnson terminates his employment during such one-year period, he will be obligated to immediately return this $50,000 payment to the Company.
     Equity Incentive Grant. The Company agreed to grant Mr. Johnson a stock option award, covering 225,000 shares of common stock and vesting ratably over a five year period, no later than April 30, 2007 pursuant to a non-qualified equity incentive plan to be approved by the Company’s Board of Directors by that date.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Letter Agreement between Wolverine Tube, Inc. and Garry K. Johnson, dated March 1, 2007

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.
Dated: March 7, 2007

WOLVERINE TUBE, INC.
By:	/s/ James E. Deason
James E. Deason
Senior Vice President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Letter Agreement between Wolverine Tube, Inc. and Garry K. Johnson, dated March 1, 2007